     News Release
Contact: Kimberly Perez
SVP & Chief Accounting Officer
813.421.7694
investorrelations@ditech.com
FOR IMMEDIATE RELEASE

DITECH HOLDING CORPORATION ANNOUNCES FULL YEAR AND
FOURTH QUARTER 2017 HIGHLIGHTS AND FINANCIAL RESULTS

- Reported 2017 GAAP net loss of $426.9 million, or $11.61 per share
- Reported fourth quarter 2017 GAAP net loss of $213.0 million, or $5.70 per share
- Successfully emerged from Chapter 11 bankruptcy in February 2018
- Restructured our capital to allow for future growth
Fort Washington, PA, April 16, 2018 – Ditech Holding Corporation (NYSE: DHCP) today announced a GAAP net loss for the year ended December 31, 2017 of $426.9 million, or $11.61 per share, as compared to a GAAP net loss of $833.9 million, or $23.18 per share for the year ended December 31, 2016. The current year net loss included non-cash fair value charges of $157.1 million due to changes in valuation inputs and other assumptions, a gain of $67.7 million on the sale of the principal insurance agency and substantially all of the insurance agency business, which was completed on February 1, 2017, restructuring costs of $55.7 million and reorganization costs of $37.6 million. Ditech Financial received Fannie Mae’s STAR performer for general servicing for servicing of Fannie Mae residential loans during 2017.
GAAP net loss for the quarter ended December 31, 2017 was $213.0 million, or $5.70 per share, as compared to GAAP net income of $42.1 million, or $1.16 per share for the quarter ended December 31, 2016. The current quarter net loss included non-cash fair value charges of $30.8 million due to changes in valuation inputs and other assumptions, reorganization costs of $37.6 million and restructuring costs of $25.3 million.
Full Year and Fourth Quarter 2017 Financial and Operating Overview
Full Year
Total revenue for the year ended December 31, 2017 was $831.3 million, a decrease of $164.5 million as compared to the year ended December 31, 2016, primarily due to decreases of $125.1 million in net gains on sale of loans resulting from an overall lower volume of locked loans and $38.0 million in insurance revenue due to the sale of the principal insurance agency and substantially all of the insurance agency business during the first quarter of 2017.
Total expenses for the year ended December 31, 2017 were $1.3 billion, a decrease of $459.8 million as compared to the year ended December 31, 2016, resulting primarily from decreases of $326.3 million in goodwill and intangible assets impairment charges in 2016, $135.5 million in salaries and benefits primarily due to lower average headcount driven by site closures and various organizational changes to the scale and proficiency of the leadership team and support functions as well as our exit from the reverse mortgage originations business in early 2017, and $22.9 million due to various changes in general and administrative expenses. These decreases were offset in part by $37.6 million in reorganization items recorded during 2017 in connection with our chapter 11 bankruptcy.
Cash and cash equivalents at December 31, 2017 was $286.0 million, an increase of $61.4 million as compared to December 31, 2016. The increase in cash provided by operating activities was primarily a result of an increase in cash provided by origination activities resulting from a higher volume of loans sold in relation to loans originated in 2017 as compared to 2016, offset in part by net changes in working capital items.

Fourth Quarter 2017
Total revenue for the fourth quarter of 2017 was $200.5 million, a decrease of $243.6 million as compared to the prior year quarter, primarily due to decreases of $226.0 million in net servicing revenue and fees and $36.3 million in net gains on sale of loans, partially offset by $20.5 million in higher net fair value gains on reverse loans and related HMBS obligations. The decrease in net servicing revenue and fees was driven by a $182.9 million decrease in fair value changes related to servicing rights as well as a $42.7 million decline in servicing fees. The change in fair value of servicing rights due to valuation inputs and other assumptions was $199.2 million lower in the current year quarter due to a smaller increase in mortgage interest rates. The realization of expected cash flows change to fair value of servicing rights improved by $16.4 million and servicing fees decreased in the current year quarter due to the reduction in our owned MSR portfolio driven by MSR sales and portfolio runoff. The decrease in net gains on sales of loans resulted from an overall lower volume of locked loans, partially offset by a shift in mix to the higher margin consumer channel. The increase in net fair value gains on reverse loans and related HMBS obligations was primarily due to net non-cash fair value adjustments resulting from valuation model assumption adjustments related to buyout loans and changes in market pricing during the fourth quarter of 2017.
Total expenses for the fourth quarter of 2017 were $422.9 million, an increase of $5.7 million as compared to the prior year quarter, resulting from increases of $37.6 million in reorganization items recorded during 2017 in connection with our chapter 11 bankruptcy, $16.4 million in interest expense from the bankruptcy-related debt and $7.5 million due to various changes in general and administrative expenses driven by increases of $16.0 million in loan servicing expenses, $13.7 million in occupancy costs due to site closures and $13.5 million in costs related to the debt restructuring initiative, partially offset by decreases of $20.9 million in advance loss provisions and $10.2 million in transformation expenses. These higher expenses were offset by decreases of $36.6 million in salaries and benefits primarily due to lower average headcount driven by site closures and various organizational changes and severance and $13.2 million in goodwill impairment charges recorded during the prior year quarter.
Fourth Quarter 2017 Segment Results
Results for the Company’s segments are presented below.
Servicing
Our subsidiary, Ditech Financial, serviced 1.6 million accounts with a UPB of $188.5 billion as of December 31, 2017. During the quarter ended December 31, 2017, the Company experienced a net disappearance rate of 14.61%, a decrease of 2.17% as compared to the prior year quarter.
The Servicing segment reported $94.1 million of pre-tax loss for the fourth quarter of 2017 as compared to pre-tax income of $83.5 million in the prior year quarter. During the fourth quarter of 2017, the segment generated revenue of $109.3 million, a decrease of $229.2 million as compared to the prior year quarter primarily due to a decrease of $223.2 million in net servicing revenue and fees. The decrease in net servicing revenue and fees was driven by a $182.9 million decrease in fair value changes related to servicing rights as well as a $42.8 million decline in servicing fees. The change in fair value of servicing rights due to valuation inputs and other assumptions was $199.2 million lower in the current year quarter due to a smaller increase in mortgage interest rates. The realization of expected cash flows change to fair value of servicing rights improved by $16.4 million and servicing fees decreased in the current year quarter due to the reduction in our owned MSR portfolio driven by MSR sales and portfolio runoff.
Total expenses in the Servicing segment for the fourth quarter of 2017 were $201.8 million, a decrease of $52.2 million as compared to the prior year quarter, driven by decreases of $20.9 million in advance loss provision, $17.4 million in salaries and benefits resulting primarily from a lower average headcount driven by site closures, organizational changes and a shift from full-time employees to outsourced services, $13.2 million in goodwill impairment recorded during the prior year quarter, $10.1 million in expense allocations, $7.7 million in contractor and other costs, $5.1 million in servicer interest expense due to the reduction in our owned MSR portfolio and $6.0 million in other cost savings, offset in part by increases of $18.5 million in charges associated with default servicing and $12.9 million in accruals for lease cancellation costs related to site closures. Current quarter expenses included $15.4 million of interest expense and $8.8 million of depreciation and amortization.

Originations
Ditech Financial generated total pull-through adjusted locked volume of $2.5 billion for the fourth quarter of 2017, a decrease of $2.4 billion as compared to the prior year quarter. Funded loans in the current quarter totaled $2.7 billion, a decrease of $2.6 billion from the prior year quarter. The combined direct margin for the current quarter was 93 bps, which consisted of a weighted average of 197 bps direct margin in the consumer lending channel and 32 bps direct margin in the correspondent and wholesale channels. The decrease in combined direct margin of 6 bps from the prior year quarter was primarily due to a higher direct expense margin, partially offset by higher gain on sale of loans and fee income margins. The direct expense margin increase was driven by higher compensation in the consumer channel due to incentive plan changes and fixed headcount costs, higher advertising expenses due to a shift in strategy towards digital leads and higher interest expense due to higher average interest rates on our warehouse financing facilities. These were partially offset by lower intersegment expense as a result of lower overall retention volume due to our smaller owned MSR portfolio. The gain on sale of loans margin increased in part due to higher margins in the consumer channel during the fourth quarter of 2017. The Originations business delivered a recapture rate of 18% for the current quarter.
The Originations segment reported $4.2 million of pre-tax loss for the fourth quarter of 2017, a decrease of $25.6 million compared to the prior year quarter. During the fourth quarter of 2017, this segment generated revenue of $69.7 million, a decrease of $35.8 million from the prior year quarter. Net gains on sales of loans decreased $35.6 million as compared to the prior year quarter, primarily due to an overall lower volume of locked loans, partially offset by a shift in mix to the higher margin consumer channel.
Total expenses in the Originations segment for the for the fourth quarter of 2017 were $73.2 million, a decrease of $10.9 million compared to the prior year quarter, driven by decreases of $5.1 million in salaries in benefits resulting from decreases in commissions and incentives, severance and overtime, $4.7 million related to asset impairment charges recorded during the prior year quarter and $4.0 million in intersegment retention expense primarily as a result of lower overall retention volume due to our smaller owned MSR portfolio. Current quarter expenses included $15.7 million of interest expense and $0.7 million of depreciation and amortization.
Reverse Mortgage
The Reverse Mortgage segment serviced 0.1 million accounts with a UPB of $19.4 billion at December 31, 2017. During the year, the business securitized $426.5 million of HECM loans.
The Reverse Mortgage segment reported $28.8 million of pre-tax loss for the fourth quarter of 2017 as compared to pre-tax loss of $39.6 million in the prior year quarter. During the fourth quarter of 2017, this segment generated revenue of $25.8 million, an increase of $17.2 million from the prior year quarter. Net non-cash fair value adjustments improved by $16.5 million for the fourth quarter of 2017 as compared to the same period of 2016 due primarily to valuation model assumption adjustments related to buyout loans and changes in market pricing in the fourth quarter of 2017. Current quarter revenues also included $6.5 million in net servicing revenue and fees and $1.2 million of other revenues.
Total expenses in the Reverse Mortgage segment for the fourth quarter of 2017 were $53.2 million, an increase of $5.7 million from the prior year quarter. The increase in total expenses was driven by a $16.1 million increase in interest expense due primarily to higher average borrowings on master repurchase agreements resulting from higher buyout loan levels, combined with a higher average cost of debt, which included the excess amortization of debt costs of $7.8 million due to securing the DIP and exit warehouse facilities during December 2017. This increase was partially offset by a $7.3 million decrease in salaries and benefits due primarily to lower compensation and benefits and severance as a result of lower origination volume and lower average headcount resulting from our exit from the reverse mortgage originations business in early 2017 and a $2.2 million decrease in general and administrative expenses due primarily to decreases of $3.6 million in loan servicing expenses, $2.7 million in impairment charges recorded during the prior year quarter and $1.1 million in advertising costs due to our exit from the reverse mortgage originations business, partially offset by increases of $4.7 million in loan portfolio expenses and $1.6 million in curtailment related accruals. Current quarter expenses included $18.3 million of interest expense and $0.6 million of depreciation and amortization.
Other Non-Reportable Segment
The Other Non-Reportable segment reported $91.3 million of pre-tax loss for the fourth quarter of 2017, an increase in loss of $52.8 million as compared to the prior year quarter, resulting primarily from higher costs related to our debt restructuring in connection with our chapter 11 bankruptcy.

Other gains were $7.2 million for the fourth quarter of 2017, an increase of $8.2 million from the prior year quarter, resulting from our counterparty fulfilling its obligation under the Clean-up Call Agreement for the mandatory clean-up call of one of the remaining Non-Residual Trusts, which resulted in the subsequent deconsolidation of the trust.
Company Restructuring
On November 30, 2017, Walter Investment Management Corp. filed a Bankruptcy Petition under the Bankruptcy Code to pursue the Prepackaged Plan announced on November 6, 2017. On January 17, 2018, the Bankruptcy Court approved the amended Prepackaged Plan and on January 18, 2018, entered a confirmation order approving the Prepackaged Plan. On February 9, 2018, the Prepackaged Plan became effective pursuant to its terms and Walter Investment Management Corp. emerged from the Chapter 11 Case. The Company continued to operate throughout the Chapter 11 Case and upon emergence changed its name to Ditech Holding Corporation. From and after effectiveness of the Prepackaged Plan, the Company has continued, in its previous organizational form, to carry out its business.
In connection with the Company’s ongoing evaluation and analysis of various factors and risks that impact its business and operating results, including recent changes to the forward interest rate curve, and the Company’s recent, preliminary 2018 operating performance, including lower originations volumes than expected due in part to an increase in interest rates, the Company now expects that its Adjusted EBITDA for the year ending December 31, 2018 will be materially lower than previously projected. Under its new leadership, the Company continues to develop and execute various strategies to improve the Company’s financial and operating performance. As the outcomes of our efforts are difficult to predict given the complex business and economic environment in which we operate and the risks we face, which are described in Item 1A. Risk Factors and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, we no longer intend to provide guidance relating to financial expectations going forward.
About Ditech Holding Corporation
Ditech Holding Corporation is an independent originator and servicer of mortgage loans and servicer of reverse mortgage loans. Based in Fort Washington, Pennsylvania, we have approximately 3,800 employees and service a diverse loan portfolio. For more information about Ditech Holding Corporation, please visit our website at www.ditechholding.com. The information on our website is not a part of this release.
The terms “Ditech Holding,” the “Company,” “we,” “us” and “our” as used throughout this report refer to Ditech Holding Corporation (successor) and its consolidated subsidiaries after the Effective Date, and/or Walter Investment Management Corp. (predecessor) and its consolidated subsidiaries prior to the Effective Date. We use certain acronyms and terms throughout this release that are defined in the Glossary of Terms in Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2017 and in our other filings with the SEC.

Disclaimer and Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that are not historical fact are forward-looking statements. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” “targets,” or other similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors, and our actual results, performance or achievements could differ materially from future results, performance or achievements expressed in these forward-looking statements. These forward-looking statements are based on our current beliefs, intentions and expectations. These statements are not guarantees or indicative of future performance, nor should any conclusions be drawn or assumptions be made as to any potential outcome of any strategic review we conduct, including any changes in strategy. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties described below and in more detail in Item 1A. Risk Factors and in our other filings with the SEC.
In particular (but not by way of limitation), the following important factors, risks and uncertainties could affect our future results, performance and achievements and could cause actual results, performance and achievements to differ materially from those expressed in the forward-looking statements:

•
our ability to operate our business in compliance with existing and future laws, rules, regulations and contractual commitments affecting our business, including those relating to the origination and servicing of residential loans, default servicing and foreclosure practices, the management of third-party assets and the insurance industry, and changes to, and/or more stringent enforcement of, such laws, rules, regulations and contracts;

•	scrutiny of our industry by, and potential enforcement actions by, federal and state authorities;

•
the substantial resources (including senior management time and attention) we devote to, and the significant compliance costs we incur in connection with, regulatory compliance and regulatory examinations and inquiries, and any consumer redress, fines, penalties or similar payments we make in connection with resolving such matters;

•	uncertainties relating to interest curtailment obligations and any related financial and litigation exposure (including exposure relating to false claims);

•
potential costs and uncertainties, including the effect on future revenues, associated with and arising from litigation, regulatory investigations and other legal proceedings, and uncertainties relating to the reaction of our key counterparties to the announcement of any such matters;

•
our dependence on U.S. GSEs and agencies (especially Fannie Mae, Freddie Mac and Ginnie Mae) and their residential loan programs and our ability to maintain relationships with, and remain qualified to participate in programs sponsored by, such entities, our ability to satisfy various existing or future GSE, agency and other capital, net worth, liquidity and other financial requirements applicable to our business, and our ability to remain qualified as a GSE and agency approved seller, servicer or component servicer, including the ability to continue to comply with the GSEs’ and agencies' respective residential loan selling and servicing guides;

•
uncertainties relating to the status and future role of GSEs and agencies, and the effects of any changes to the origination and/or servicing requirements of the GSEs, agencies or various regulatory authorities or the servicing compensation structure for mortgage servicers pursuant to programs of GSEs, agencies or various regulatory authorities;

•
our ability to maintain our loan servicing, loan origination or collection agency licenses, or any other licenses necessary to operate our businesses, or changes to, or our ability to comply with, our licensing requirements;

•	our ability to comply with the terms of the stipulated orders resolving allegations arising from an FTC and CFPB investigation of Ditech Financial and a CFPB investigation of RMS;

•	operational risks inherent in the mortgage servicing and mortgage originations businesses, including our ability to comply with the various contracts to which we are a party, and reputational risks;

•	risks related to the significant amount of senior management turnover and employee reductions recently experienced by us;

•
risks related to our substantial levels of indebtedness, including our ability to comply with covenants contained in our debt agreements or obtain any necessary waivers or amendments, generate sufficient cash to service such indebtedness and refinance such indebtedness on favorable terms, or at all, as well as our ability to incur substantially more debt;

•	our ability to renew advance financing facilities or warehouse facilities on favorable terms, or at all, and maintain adequate borrowing capacity under such facilities;

•	our ability to maintain or grow our residential loan servicing or subservicing business and our mortgage loan originations business;

•	risks related to the concentration of our subservicing portfolio and the ability of our subservicing clients to terminate us as subservicer;

•
our ability to achieve our strategic initiatives, particularly our ability to: increase the mix of our fee-for-service business, including by entering into new subservicing arrangements; improve servicing performance; successfully develop our originations capabilities; and execute and realize planned operational improvements and efficiencies;

•	the success of our business strategy in returning us to sustained profitability;

•	changes in prepayment rates and delinquency rates on the loans we service or subservice;

•	the ability of Fannie Mae, Freddie Mac and Ginnie Mae, as well as our other clients and credit owners, to transfer or otherwise terminate our servicing or subservicing rights, with or without cause;

•	a downgrade of, or other adverse change relating to, or our ability to improve, our servicer ratings or credit ratings;

•	our ability to collect reimbursements for servicing advances and earn and timely receive incentive payments and ancillary fees on our servicing portfolio;

•
our ability to collect indemnification payments and enforce repurchase obligations relating to mortgage loans we purchase from our correspondent clients and our ability to collect in a timely manner indemnification payments relating to servicing rights we purchase from prior servicers;

•
local, regional, national and global economic trends and developments in general, and local, regional and national real estate and residential mortgage market trends in particular, including the volume and pricing of home sales and uncertainty regarding the levels of mortgage originations and prepayments;

•
uncertainty as to the volume of originations activity we can achieve and the effects of the expiration of HARP, which is scheduled to occur on December 31, 2018, including uncertainty as to the number of "in-the-money" accounts we may be able to refinance and uncertainty as to what type of product or government program will be introduced, if any, to replace HARP;

•
risks associated with the reverse mortgage business, including changes to reverse mortgage programs operated by FHA, HUD or Ginnie Mae, our ability to accurately estimate interest curtailment liabilities, our ability to fund HECM repurchase obligations, our ability to assign repurchased HECM loans to HUD, our ability to fund principal additions on our HECM loans, and our ability to securitize our HECM tails;

•	our ability to realize all anticipated benefits of past, pending or potential future acquisitions or joint venture investments;

•	the effects of competition on our existing and potential future business, including the impact of competitors with greater financial resources and broader scopes of operation;

•	changes in interest rates and the effectiveness of any hedge we may employ against such changes;

•
risks and potential costs associated with technology and cybersecurity, including: the risks of technology failures and of cyber-attacks against us or our vendors; our ability to adequately respond to actual or alleged cyber-attacks; and our ability to implement adequate internal security measures and protect confidential borrower information;

•
risks and potential costs associated with the implementation of new or more current technology, such as MSP, the use of vendors (including offshore vendors) or the transfer of our servers or other infrastructure to new data center facilities;

•	our ability to comply with evolving and complex accounting rules, many of which involve significant judgment and assumptions;

•	risks related to our deferred tax assets, including the risk of an "ownership change" under Section 382 of the Code;

•	our ability to maintain compliance with the continued listing requirements of the NYSE;

•	our ability to continue as a going concern;

•	uncertainties regarding impairment charges relating to our goodwill or other intangible assets;

•	risks associated with one or more material weaknesses identified in our internal controls over financial reporting, including the timing, expense and effectiveness of our remediation plans;

•	our ability to implement and maintain effective internal controls over financial reporting and disclosure controls and procedures;

•	our ability to manage potential conflicts of interest relating to our relationship with WCO; and

•
risks related to our relationship with Walter Energy and uncertainties arising from or relating to its bankruptcy filings and liquidation proceedings, including potential liability for any taxes, interest and/or penalties owed by the Walter Energy consolidated group for the full or partial tax years during which certain of our former subsidiaries were a part of such consolidated group and certain other tax risks allocated to us in connection with our spin-off from Walter Energy.

All of the above factors, risks and uncertainties are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors, risks and uncertainties emerge from time to time, and it is not possible for our management to predict all such factors, risks and uncertainties.
Although we believe that the assumptions underlying the forward-looking statements (including those relating to our outlook) contained herein are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements included herein may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except as otherwise required under the federal securities laws. If we were in any particular instance to update or correct a forward-looking statement, investors and others should not conclude that we would make additional updates or corrections thereafter except as otherwise required under the federal securities laws.
In addition, this release may contain statements of opinion or belief concerning market conditions and similar matters. In certain instances, those opinions and beliefs could be based upon general observations by members of our management, anecdotal evidence and/or our experience in the conduct of our business, without specific investigation or statistical analyses. Therefore, while such statements reflect our view of the industries and markets in which we are involved, they should not be viewed as reflecting verifiable views and such views may not be shared by all who are involved in those industries or markets.

Ditech Holding Corporation (Debtor-in-Possession) and Subsidiaries
Consolidated Statements of Comprehensive Loss
(in thousands, except per share data)

	For the Years Ended December 31,
	2017	2016
REVENUES
Net servicing revenue and fees	$346,682	$340,991
Net gains on sales of loans	284,391	409,448
Net fair value gains on reverse loans and related HMBS obligations	42,419	59,022
Interest income on loans	41,195	45,700
Insurance revenue	3,963	41,968
Other revenues	112,610	98,588
Total revenues	831,260	995,717

EXPENSES
General and administrative	596,838	619,772
Salaries and benefits	384,814	520,357
Interest expense	261,244	255,781
Depreciation and amortization	40,764	59,426
Reorganization items	37,645	—
Goodwill and intangible assets impairment	—	326,286
Other expenses, net	11,061	10,530
Total expenses	1,332,366	1,792,152

OTHER GAINS (LOSSES)
Gain on sale of business	67,734	—
Net gains (losses) on extinguishment of debt	(6,111)	14,662
Other net fair value gains (losses)	2,008	(4,234)
Other	7,219	(3,811)
Total other gains	70,850	6,617

Loss before income taxes	(430,256)	(789,818)
Income tax expense (benefit)	(3,357)	44,040
Net loss	$(426,899)	$(833,858)

OTHER COMPREHENSIVE INCOME (LOSS) BEFORE TAXES
Change in postretirement benefits liability	$(89)	$100
Unrealized gain on available-for-sale security in other assets	104	75
Other comprehensive income before taxes	15	175
Income tax expense for other comprehensive income items	5	55
Other comprehensive income	10	120
Total comprehensive loss	$(426,889)	$(833,738)

Net loss	$(426,899)	$(833,858)
Basic and diluted loss per common and common equivalent share	$(11.61)	$(23.18)
Weighted-average common and common equivalent shares outstanding — basic and diluted	36,761	35,973

Ditech Holding Corporation (Debtor-in-Possession) and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$285,969	$224,598
Restricted cash and cash equivalents	112,826	204,463
Residential loans at amortized cost, net (includes $6,347 and $5,167 in allowance for loan losses at December 31, 2017 and 2016, respectively)	985,454	665,209
Residential loans at fair value	10,725,232	12,416,542
Receivables, net (includes $5,608 and $15,033 at fair value at December 31, 2017 and 2016, respectively)	124,344	267,962
Servicer and protective advances, net (includes $164,225 and $146,781 in allowance for uncollectible advances at December 31, 2017 and 2016, respectively)	813,433	1,195,380
Servicing rights, net (includes $714,774 and $949,593 at fair value at December 31, 2017 and 2016, respectively)	773,251	1,029,719
Goodwill	47,747	47,747
Intangible assets, net	8,733	11,347
Premises and equipment, net	50,213	82,628
Deferred tax assets, net	1,400	—
Assets held for sale	—	71,085
Other assets (includes $29,394 and $87,937 at fair value at December 31, 2017 and 2016, respectively)	235,595	242,290
Total assets	$14,164,197	$16,458,970

LIABILITIES AND STOCKHOLDERS' DEFICIT
Payables and accrued liabilities (includes $1,250 and $11,804 at fair value at December 31, 2017 and 2016, respectively)	$994,461	$759,011
Servicer payables	116,779	146,332
Servicing advance liabilities	483,462	783,229
Warehouse borrowings	1,085,198	1,203,355
Servicing rights related liabilities at fair value	32	1,902
Corporate debt	1,214,663	2,129,000
Mortgage-backed debt (includes $348,682 and $514,025 at fair value at December 31, 2017 and 2016, respectively)	735,882	943,956
HMBS related obligations at fair value	9,175,128	10,509,449
Deferred tax liabilities, net	848	4,774
Liabilities held for sale	—	2,402
Total liabilities not subject to compromise	13,806,453	16,483,410
Liabilities subject to compromise	806,937	—
Total liabilities	14,613,390	16,483,410

Stockholders' deficit:
Preferred stock, $0.01 par value per share:
Authorized - 10,000,000 shares
Issued and outstanding - 0 shares at December 31, 2017 and 2016	—	—
Common stock, $0.01 par value per share:
Authorized - 90,000,000 shares
Issued and outstanding - 37,373,616 and 36,391,129 shares at December 31, 2017 and 2016, respectively	374	364
Additional paid-in capital	598,193	596,067
Accumulated deficit	(1,048,817)	(621,804)
Accumulated other comprehensive income	1,057	933
Total stockholders' deficit	(449,193)	(24,440)
Total liabilities and stockholders' deficit	$14,164,197	$16,458,970

Ditech Holding Corporation (Debtor-in-Possession) and Subsidiaries
Segment Results of Operations
For the Three Months Ended December 31, 2017
(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$72,754	$—	$6,523	$—	$(2,132)	$77,145
Net gains on sales of loans	2,495	63,328	—	—	654	66,477
Net fair value gains on reverse loans and related HMBS obligations	—	—	18,035	—	—	18,035
Interest income on loans	9,912	12	—	—	—	9,924
Insurance revenue	(5,863)	—	—	—	—	(5,863)
Other revenues	30,036	6,408	1,192	42	(2,852)	34,826
Total revenues	109,334	69,748	25,750	42	(4,330)	200,544
EXPENSES
Interest expense	15,431	15,725	18,325	28,798	—	78,279
Depreciation and amortization	8,805	663	581	—	—	10,049
Reorganization items	—	—	—	37,645	—	37,645
Other expenses, net	177,552	56,812	34,331	32,578	(4,330)	296,943
Total expenses	201,788	73,200	53,237	99,021	(4,330)	422,916
OTHER GAINS (LOSSES)
Net losses on extinguishment of debt	(1,540)	(719)	(1,345)	(839)	—	(4,443)
Other net fair value gains (losses)	(63)	—	—	1,310	—	1,247
Other	—	—	—	7,219	—	7,219
Total other gains (losses)	(1,603)	(719)	(1,345)	7,690	—	4,023
Loss before income taxes	$(94,057)	$(4,171)	$(28,832)	$(91,289)	$—	$(218,349)

Ditech Holding Corporation (Debtor-in-Possession) and Subsidiaries
Segment Results of Operations
For the Three Months Ended December 31, 2016
(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$295,958	$—	$9,966	$—	$(2,736)	$303,188
Net gains on sales of loans	3,067	98,919	—	—	795	102,781
Net fair value losses on reverse loans and related HMBS obligations	—	—	(2,463)	—	—	(2,463)
Interest income on loans	10,336	12	—	—	—	10,348
Insurance revenue	10,324	—	—	—	—	10,324
Other revenues	18,835	6,573	1,037	415	(6,895)	19,965
Total revenues	338,520	105,504	8,540	415	(8,836)	444,143
EXPENSES
Interest expense	14,980	9,283	2,200	35,368	—	61,831
Depreciation and amortization	10,632	1,954	1,296	1	—	13,883
Goodwill impairment	13,158	—	—	—	—	13,158
Other expenses, net	215,211	72,838	44,009	5,135	(8,836)	328,357
Total expenses	253,981	84,075	47,505	40,504	(8,836)	417,229
OTHER GAINS (LOSSES)
Other net fair value gains (losses)	(527)	—	—	2,558	—	2,031
Other	(486)	—	(640)	(979)	—	(2,105)
Total other gains (losses)	(1,013)	—	(640)	1,579	—	(74)
Income (loss) before income taxes	$83,526	$21,429	$(39,605)	$(38,510)	$—	$26,840

Ditech Holding Corporation (Debtor-in-Possession) and Subsidiaries
Segment Results of Operations
For the Year Ended December 31, 2017
(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$328,736	$—	$27,566	$—	$(9,620)	$346,682
Net gains on sales of loans	607	280,967	—	—	2,817	284,391
Net fair value gains on reverse loans and related HMBS obligations	—	—	42,419	—	—	42,419
Interest income on loans	41,147	48	—	—	—	41,195
Insurance revenue	3,963	—	—	—	—	3,963
Other revenues	90,595	31,329	2,750	933	(12,997)	112,610
Total revenues	465,048	312,344	72,735	933	(19,800)	831,260
EXPENSES
Interest expense	53,593	41,555	31,435	134,661	—	261,244
Depreciation and amortization	34,666	2,979	3,119	—	—	40,764
Reorganization items	—	—	—	37,645	—	37,645
Other expenses, net	614,555	220,552	112,367	65,039	(19,800)	992,713
Total expenses	702,814	265,086	146,921	237,345	(19,800)	1,332,366
OTHER GAINS (LOSSES)
Gain on sale of business	67,734	—	—	—	—	67,734
Net losses on extinguishment of debt	(2,249)	(719)	(1,345)	(1,798)	—	(6,111)
Other net fair value gains (losses)	(1,937)	—	—	3,945	—	2,008
Other	—	—	—	7,219	—	7,219
Total other gains (losses)	63,548	(719)	(1,345)	9,366	—	70,850
Income (loss) before income taxes	$(174,218)	$46,539	$(75,531)	$(227,046)	$—	$(430,256)

Ditech Holding Corporation (Debtor-in-Possession) and Subsidiaries
Segment Results of Operations
For the Year Ended December 31, 2016
(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$321,912	$—	$31,031	$—	$(11,952)	$340,991
Net gains (losses) on sales of loans	(4,931)	410,544	—	—	3,835	409,448
Net fair value gains on reverse loans and related HMBS obligations	—	—	59,022	—	—	59,022
Interest income on loans	45,651	49	—	—	—	45,700
Insurance revenue	41,968	—	—	—	—	41,968
Other revenues	92,351	38,837	5,742	296	(38,638)	98,588
Total revenues	496,951	449,430	95,795	296	(46,755)	995,717
EXPENSES
Interest expense	68,529	34,012	9,070	144,170	—	255,781
Depreciation and amortization	44,439	8,888	6,088	11	—	59,426
Goodwill and intangible asset impairment	319,551	—	6,735	—	—	326,286
Other expenses, net	752,721	271,413	156,783	16,497	(46,755)	1,150,659
Total expenses	1,185,240	314,313	178,676	160,678	(46,755)	1,792,152
OTHER GAINS (LOSSES)
Net gains on extinguishment	—	—	—	14,662	—	14,662
Other net fair value losses	(945)	—	—	(3,289)	—	(4,234)
Other	(1,168)	—	(1,664)	(979)	—	(3,811)
Total other gains (losses)	(2,113)	—	(1,664)	10,394	—	6,617
Income (loss) before income taxes	$(690,402)	$135,117	$(84,545)	$(149,988)	$—	$(789,818)